                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

================================================================================

                                  $200,000,000

                                CREDIT AGREEMENT

                                      among

                              INFINITY PROPERTY AND
                              CASUALTY CORPORATION,
                                  as Borrower,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                            BEAR, STEARNS & CO. INC.

                                       and

                              LEHMAN BROTHERS INC.,
                             as Joint Lead Arrangers

                      BEAR STEARNS CORPORATE LENDING INC.,
                              as Syndication Agent

                                       and

                          LEHMAN COMMERCIAL PAPER INC.,
                             as Administrative Agent

                            Dated as of July __, 2003

================================================================================

                                TABLE OF CONTENTS

                                                                                                                  Page
SECTION 1. DEFINITIONS...........................................................................................   1
         1.1      Defined Terms..................................................................................   1
         1.2      Other Definitional Provisions..................................................................  18

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS.......................................................................  19
         2.1      Term Loan Commitments..........................................................................  19
         2.2      Procedure for Term Loan Borrowing..............................................................  19
         2.3      Repayment of Term Loans........................................................................  20
         2.4      Revolving Credit Facility......................................................................  20
         2.5      Repayment of Loans; Evidence of Debt...........................................................  21
         2.6      Fees...........................................................................................  22
         2.7      Termination or Reduction of Revolving Credit Commitments.......................................  22
         2.8      Optional Prepayments...........................................................................  23
         2.9      Mandatory Prepayments and Commitment Reductions................................................  23
         2.10     Conversion and Continuation Options............................................................  24
         2.11     Minimum Amounts and Maximum Number of Eurodollar Tranches......................................  25
         2.12     Interest Rates and Payment Dates...............................................................  25
         2.13     Computation of Interest and Fees...............................................................  25
         2.14     Inability to Determine Interest Rate...........................................................  26
         2.15     Pro Rata Treatment and Payments................................................................  26
         2.16     Requirements of Law............................................................................  28
         2.17     Taxes..........................................................................................  29
         2.18     Indemnity......................................................................................  30
         2.19     Illegality.....................................................................................  31
         2.20     Change of Lending Office.......................................................................  31

SECTION 3. REPRESENTATIONS AND WARRANTIES........................................................................  31
         3.1      Financial Condition............................................................................  31
         3.2      No Change......................................................................................  32
         3.3      Corporate Existence; Compliance with Law.......................................................  33
         3.4      Corporate Power; Authorization; Enforceable Obligations........................................  33
         3.5      No Legal Bar...................................................................................  33
         3.6      No Material Litigation.........................................................................  33
         3.7      No Default.....................................................................................  34
         3.8      Ownership of Property; Liens...................................................................  34
         3.9      Intellectual Property..........................................................................  34
         3.10     Taxes..........................................................................................  34
         3.11     Federal Regulations............................................................................  34
         3.12     ERISA..........................................................................................  34
         3.13     Investment Company Act; Other Regulations......................................................  35
         3.14     Subsidiaries...................................................................................  35
         3.15     Use of Proceeds................................................................................  35
         3.16     Environmental Matters..........................................................................  35


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                                                                                                                  ----
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         3.17     Accuracy of Information, etc...................................................................  36
         3.18     Security Documents.............................................................................  37
         3.19     Solvency.......................................................................................  37
         3.20     Insurance Regulatory Matters...................................................................  37

SECTION 4. CONDITIONS PRECEDENT..................................................................................  37
         4.1      Conditions to Initial Extension of Credit......................................................  37
         4.2      Conditions to Each Loan........................................................................  39

SECTION 5. AFFIRMATIVE COVENANTS.................................................................................  40
         5.1      Financial Statements...........................................................................  40
         5.2      Certificates; Other Information................................................................  41
         5.3      Payment of Obligations.........................................................................  42
         5.4      Conduct of Business and Maintenance of Existence, etc..........................................  42
         5.5      Maintenance of Property; Insurance.............................................................  42
         5.6      Inspection of Property; Books and Records; Discussions.........................................  43
         5.7      Notices........................................................................................  43
         5.8      Environmental Laws.............................................................................  44
         5.9      Interest Rate Protection.......................................................................  44
         5.10     Additional Collateral, etc.....................................................................  44
         5.11     Further Assurances.............................................................................  45

SECTION 6. NEGATIVE COVENANTS....................................................................................  46
         6.1      Financial Condition Covenants..................................................................  46
         6.2      Limitation on Indebtedness.....................................................................  47
         6.3      Limitation on Liens............................................................................  48
         6.4      Limitation on Fundamental Changes..............................................................  49
         6.5      Limitation on Disposition of Property..........................................................  49
         6.6      Limitation on Restricted Payments..............................................................  50
         6.7      Limitation on Capital Expenditures.............................................................  50
         6.8      Limitation on Investments......................................................................  51
         6.9      Limitation on Modifications of Articles of Incorporation.......................................  52
         6.10     Limitation on Transactions with Affiliates.....................................................  52
         6.11     Limitation on Sales and Leasebacks.............................................................  52
         6.12     Limitation on Changes in Fiscal Periods........................................................  52
         6.13     Limitation on Negative Pledge Clauses..........................................................  52
         6.14     Limitation on Restrictions on Subsidiary Distributions.........................................  52
         6.15     Limitation on Lines of Business................................................................  52
         6.16     Limitation on Hedge Agreements.................................................................  53

SECTION 7. EVENTS OF DEFAULT.....................................................................................  53

SECTION 8. THE AGENTS............................................................................................  55
         8.1      Appointment....................................................................................  55
         8.2      Delegation of Duties...........................................................................  56
         8.3      Exculpatory Provisions.........................................................................  56
         8.4      Reliance by Agents.............................................................................  56


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                                                                                                                  ----
         8.5      Notice of Default..............................................................................  57
         8.6      Non-Reliance on Agents and Other Lenders.......................................................  57
         8.7      Indemnification................................................................................  57
         8.8      Agent in Its Individual Capacity...............................................................  58
         8.9      Successor Administrative Agent.................................................................  58
         8.10     Authorization to Release Liens and Guarantees..................................................  59
         8.11     The Arrangers; the Syndication Agent...........................................................  59

SECTION 9. MISCELLANEOUS.........................................................................................  59
         9.1      Amendments and Waivers.........................................................................  59
         9.2      Notices........................................................................................  60
         9.3      No Waiver; Cumulative Remedies.................................................................  61
         9.4      Survival of Representations and Warranties.....................................................  61
         9.5      Payment of Expenses............................................................................  61
         9.6      Successors and Assigns; Participations and Assignments.........................................  63
         9.7      Adjustments; Set-off...........................................................................  66
         9.8      Counterparts...................................................................................  66
         9.9      Severability...................................................................................  67
         9.10     Integration....................................................................................  67
         9.11     GOVERNING LAW..................................................................................  67
         9.12     Submission To Jurisdiction; Waivers............................................................  67
         9.13     Acknowledgments................................................................................  68
         9.14     Confidentiality................................................................................  68
         9.15     Release of Collateral and Guarantee Obligations................................................  68
         9.16     Accounting Changes.............................................................................  69
         9.17     Delivery of Lender Addenda.....................................................................  69
         9.18     WAIVERS OF JURY TRIAL..........................................................................  70

SCHEDULES:

3.4               Consents, Authorizations, Filings and Notices

3.14(a)           Subsidiaries

3.14(b)           Outstanding Subscriptions, Options and Warrants

3.18-1            UCC Filing Jurisdictions

3.18-2            UCC Financing Statements to be Terminated

6.2(d)            Existing Indebtedness

6.3(f)            Existing Liens

EXHIBITS:

A        Form of Guarantee and Collateral Agreement

B        Form of Compliance Certificate

C        Form of Closing Certificate

D        Form of Assignment and Acceptance

E        Form of Legal Opinion of Keating, Muething & Klekamp, P.L.L.

F-1      Form of Term Note

F-2      Form of Revolving Credit Note

G        Form of Exemption Certificate

H        Form of Lender Addendum

I        Form of Revolving Credit Supplement

J        Form of Borrowing Notice

                  CREDIT AGREEMENT, dated as of July ___, 2003, among INFINITY PROPERTY AND CASUALTY CORPORATION, an Ohio corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint advisors, joint lead arrangers and joint bookrunners (in such capacity, the "Arrangers"), BEAR STEARNS CORPORATE LENDING INC., as syndication agent (in such capacity, the "Syndication Agent"), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H:

                  WHEREAS, the Borrower has requested that the Lenders make available senior secured credit facilities to be used by the Borrower to make investments in certain of the Borrower's insurance subsidiaries and to repay certain indebtedness of the Borrower; and

                  WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

                              SECTION 1 DEFINITIONS

                  1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this
Section 1.1.

                  "Administrative Agent":  as defined in the preamble hereto.

                  "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "AFG Promissory Note": the promissory note dated as of December 31, 2002 in the principal amount $55,000,000 issued by the Borrower to American Financial Group, Inc., as such note may have been amended, supplemented or otherwise modified prior to the date hereof.

                  "Agents": the collective reference to the Syndication Agent and the Administrative Agent.

                  "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans and (ii) the amount of such Lender's Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender's Revolving Credit Loans then outstanding.

                  "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

                  "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                  "Annual Statement": the annual statutory financial statement of any Insurance Subsidiary required to be filed with the Department of its jurisdiction of incorporation or organization, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or organization or, if no specific form is so required, in the form of financial statements permitted by such Department to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.

                  "Applicable Margin": for each Type of Loan under each Facility, (a) with respect to the Term Loans, (i) 1.50%, in the case of Base Rate Loans, and (ii) 2.50%, in the case of Eurodollar Loans, and (b) with respect to the Revolving Credit Loans, if any, the rate per annum set forth in the Revolving Credit Supplement pursuant to which the Revolving Credit Facility is made available; provided that, in no event shall the Applicable Margins in respect of Revolving Credit Loans of either Type be higher than the Applicable Margin in respect of Term Loans of the same Type.

                  "Arranger":  as defined in the preamble hereto.

                  "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause
(a), (b), (c) or (d) of Section 6.5) which yields gross proceeds to the Borrower or any of the Subsidiary Guarantors (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

                  "Assignee":  as defined in Section 9.6(c).

                  "Assignor":  as defined in Section 9.6(c).

                  "Available Revolving Credit Commitment": with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of
(a) such Lender's Revolving Credit Commitment then in effect over (b) such Lender's Revolving Credit Loans then outstanding.

                  "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Base Rate Loans": Loans for which the applicable rate of interest is based upon the Base Rate.

                  "Benefitted Lender": as defined in Section 9.7.

                  "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

                  "Borrower": as defined in the preamble hereto.

                  "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

                  "Borrowing Notice": with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Administrative Agent.

                  "Business Day": (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and
(b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

                  "Capital and Surplus": with respect to any Insurance Subsidiary, as of any date, the total amount shown on line 32, page 3, column 1 of the Annual Statement of such Insurance Subsidiary, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared (or any successor line, page or column that contains the same information).

                  "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

                  "Capital Lease Obligations": with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                  "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

                  "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

                  "Cash Flow": for any period, the sum, without duplication, of
(a) dividends actually paid to the Borrower by any of its wholly-owned first tier Insurance Subsidiaries in cash during such period plus (b) additional amounts which would be permitted to be paid to the Borrower during such period by any of its wholly-owned first tier Insurance Subsidiaries without prior approval by any Insurance Regulator in accordance with the terms of any order, statute, rule or government regulation pertaining to such first tier Insurance Subsidiary plus or minus (c) the net tax receipts/payments of the Borrower for such period and minus (d) the holding company expenses paid by the Borrower for such period.

                  "Cash Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Non-Insurance Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Non-Insurance Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by the Borrower and its Non-Insurance Subsidiaries with respect to letters of credit and bankers' acceptance financing and net costs of the Borrower and its Non-Insurance Subsidiaries under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

                  "Change of Control": the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities

Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding common stock of the Borrower, (b) the Permitted Investors become the beneficial owners (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange
Act), directly or indirectly, of more than 50% of the outstanding common stock of the Borrower or (c) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.

                  "Closing Date": the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date shall be not later than July __, 2003.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                  "Commitment": with respect to any Lender, each of the Term Loan Commitment, and the Revolving Credit Commitment, if any, of such Lender.

                  "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

                  "Compliance Certificate": a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

                  "Confidential Information Memorandum": the Confidential Information Memorandum dated June 2003 and furnished to the initial Lenders in connection with the syndication of the Facilities.

                  "Consolidated Net Income": of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.

                  "Consolidated Net Worth": at any date, the sum of all amounts that would, in conformity with GAAP be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders equity at such date, but excluding the effects of SFAS No. 115.

                  "Continuing Directors": the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of the Borrower.

                  "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

                  "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "Department": with respect to any Insurance Subsidiary, the insurance commissioner or other Governmental Authority of such Insurance Subsidiary's state of domicile with which such Insurance Subsidiary is required to file its Annual Statement.

                  "Derivatives Counterparty": as defined in Section 6.6.

                  "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

                  "Dollars" and "$": lawful currency of the United States of America.

                  "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

                  "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

                  "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Eurocurrency Reserve Requirements": for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                  "Eurodollar Base Rate": with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

                  "Eurodollar Loans": Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

                  "Eurodollar Rate": with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                   ------------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                  "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                  "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "Excluded Foreign Subsidiaries": any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

                  "Excluded Insurance Subsidiary": any Insurance Subsidiary which would not be permitted by applicable Insurance Regulations to become a guarantor party to the Guarantee and Collateral Agreement.

                  "Facility": each of (a) the Term Loan Commitments and the Term Loans made thereunder (the "Term Loan Facility") and (b) the Revolving Credit Commitments, if any, and the extensions of credit made thereunder (the "Revolving Credit Facility").

                  "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

                  "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

                  "Fixed Charge Coverage Ratio": for any period, the ratio of Cash Flow for such period to Fixed Charges for such period.

                  "Fixed Charges": for any period, the sum (without duplication) of (a) Cash Interest Expense for such period, (b) scheduled payments made by the Borrower and its Non-Insurance Subsidiaries during such period on account of principal of Indebtedness (including scheduled principal payments in respect of the Term Loans but excluding any principal payments under the Revolving Credit Facility, if any, (c) Capital Expenditures of the Borrower and its Non-Insurance Subsidiaries for such period and (d) any dividend paid by the Borrower pursuant to the terms of any Capital Stock on such Capital Stock, or any payment made by the Borrower pursuant to the terms of any Capital Stock on account of the purchase, redemption, defeasance, retirement or other acquisition of such Capital Stock of the Borrower, whether now or hereafter outstanding, or any other distribution made by the Borrower required pursuant to the terms of any Capital Stock in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary.

                  "Funding Office": the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

                  "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time.

                  "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any board of insurance, insurance department or insurance commissioner.

                  "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                  "Hedge Agreements": all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries to alter the risks of such Person in respect of fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

                  "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and
(j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Hedge Agreements.

                  "Indemnified Liabilities": as defined in Section 9.5.

                  "Indemnitee": as defined in Section 9.5.

                  "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                  "Insolvent": pertaining to a condition of Insolvency.

                  "Insurance Regulations": any law, regulation, rule, directive or order applicable to an insurance company.

                  "Insurance Regulator": any Person charged with the administration, oversight or enforcement of any Insurance Regulation.

                  "Insurance Subsidiary": any Subsidiary which is required to be licensed by any Department as an insurer or reinsurer and each direct or indirect Subsidiary of such Subsidiary.

                  "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                  "Interest Coverage Ratio": for any period, the ratio of Cash Flow for such period to Cash Interest Expense for such period.

                  "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

                  "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto or as provided in Section 2.10(b); provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Credit Termination Date or such due date, as applicable; and

                  (3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

                  "Investments":  as defined in Section 6.8.

                  "Lender Addendum": with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit H, to be executed and delivered by such Lender on the Closing Date as provided in Section 9.17.

                  "Lenders": as defined in the preamble hereto.

                  "Leverage Ratio": as at the last day of each fiscal quarter of the Borrower, the ratio of (a) Total Debt on such day to (b) the sum of (i) Total Debt on such day plus (ii) Consolidated Net Worth on such day.

                  "License": any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance or reinsurance business.

                  "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                  "Loan": any loan made by any Lender pursuant to this Agreement.

                  "Loan Documents": this Agreement, the Security Documents and the Notes.

                  "Loan Parties": the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

                  "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Credit Loans, as the case may be, outstanding under such Facility (or, in the case of the Revolving

Credit Facility, if any, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

                  "Majority Revolving Credit Facility Lenders": the Majority Facility Lenders in respect of the Revolving Credit Facility.

                  "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

                  "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

                  "Moody's": Moody's Investors Service, Inc.

                  "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "NAIC": the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States towards the promotion of uniformity in the practices of such Governmental Authorities.

                  "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and (c) in connection with any Purchase Price Refund, the cash amount thereof, net of any expenses incurred in the collection thereof.

                  "Non-Excluded Taxes": as defined in Section 2.17(a).

                  "Non-Insurance Subsidiary": any Subsidiary other than an Insurance Subsidiary.

                  "Non-U.S. Lender": as defined in Section 2.17(d).

                  "Note": any promissory note evidencing any Loan.

                  "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

                  "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                  "Participant": as defined in Section 9.6(b).

                  "Payment Office": the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                  "Permitted Investors": American Financial Group, Inc. and its subsidiaries.

                  "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Pro Forma Balance Sheet": as defined in Section 3.1(a).

                  "Projections": as defined in Section 5.2(c).

                  "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

                  "Purchase Price Refund": any amount received by the Borrower or any Subsidiary Guarantor as a result of a purchase price adjustment or similar event in connection with any acquisition of Property by the Borrower or any Subsidiary Guarantor.

                  "Qualified Counterparty": with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was an Agent, a Lender or an affiliate of an Agent or a Lender.

                  "Quarterly Statement": the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the Department of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such Department to be used for filing quarterly statutory financial statements and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.

                  "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of, the Borrower or any Subsidiary Guarantor. It is understood and agreed that "Recovery Event" shall not include any claim paid pursuant to a policy issued as part of the insurance business of the Borrower and its Insurance Subsidiaries or in settlement of any such claim.

                  "Register": as defined in Section 9.6(d).

                  "Regulation U": Regulation U of the Board as in effect from time to time.

                  "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Subsidiary Guarantor in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.9(c) as a result of the delivery of a Reinvestment Notice.

                  "Reinvestment Event": any Asset Sale, Purchase Price Refund or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

                  "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

                  "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's business.

                  "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

                  "Related Fund": with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

                  "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                  "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

                  "Required Lenders": at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of
(i) the aggregate unpaid principal amount of the Term Loans then outstanding and
(ii) the Total Revolving Credit Commitments then in effect, if any, or, if the Revolving Credit Commitments have been terminated, the aggregate unpaid principal amount of Revolving Credit Loans then outstanding.

                  "Required Prepayment Lenders": the Majority Facility Lenders in respect of each Facility.

                  "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                  "Responsible Officer": the chief executive officer, president or chief financial officer of the Borrower or any Insurance Subsidiary, but in any event, with respect to financial matters, the chief financial officer of the Borrower or any such Insurance Subsidiary.

                  "Restricted Payments": as defined in Section 6.6.

                  "Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on
Schedule 1 to the New Lender Supplement or the Existing Lender Supplement, as applicable, delivered by such Lender in connection with the Revolving Credit Supplement, or, as the case may be, in the Assignment and Acceptance pursuant to which such

Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

                  "Revolving Credit Commitment Period": the period from and including the effective date of the Revolving Credit Supplement, if any, to the Revolving Credit Termination Date.

                  "Revolving Credit Facility": as defined in the definition of "Facility" in this Section 1.1.

                  "Revolving Credit Facility Notice": as defined in Section 2.4(a).

                  "Revolving Credit Lender": each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

                  "Revolving Credit Loans": as defined in Section 2.4(b).

                  "Revolving Credit Note": as defined in Section 2.5.

                  "Revolving Credit Offered Amount": as defined in Section
2.4(a).

                  "Revolving Credit Percentage": as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of all Revolving Credit Loans then outstanding).

                  "Revolving Credit Supplement": a Revolving Credit Supplement, substantially in the form of Exhibit I.

                  "Revolving Credit Termination Date": the termination date set forth in the Revolving Credit Supplement with respect to the Revolving Credit Facility.

                  "Risk Based Capital Ratio": with respect to any Insurance Subsidiary on any date of determination thereof, the ratio (expressed as a percentage) of (a) the Total Adjusted Capital (as defined by the NAIC) of such Insurance Subsidiary to (b) the Authorized Control Level Risk Based Capital (as defined by the NAIC and set forth in line 25 to line 26 on page 21 of such Insurance Subsidiary's Annual Statement) of such Insurance Subsidiary.

                  "S&P": Standard & Poor's Ratings Services.

                  "SAP": with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Department in the jurisdiction of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary, which are applicable to the circumstances as of the date of determination.

                  "SEC": the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

                  "Secured Parties": as defined in the Guarantee and Collateral Agreement.

                  "Security Documents": the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

                  "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                  "Solvent": with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim," and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                  "Specified Hedge Agreement": any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

                  "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                  "Subsidiary Guarantor": each Subsidiary of the Borrower other than (i) any Excluded Foreign Subsidiary and (ii) any Excluded Insurance Subsidiary.

                  "Term Loan": as defined in Section 2.1.

                  "Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan Commitments is $200,000,000.

                  "Term Loan Facility": as defined in the definition of "Facility" in this Section 1.1.

                  "Term Loan Lender": each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

                  "Term Loan Percentage": as to any Term Loan Lender at any time, the percentage which such Lender's Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

                  "Term Note": as defined in Section 2.5.

                  "Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Non-Insurance Subsidiaries at such date, determined on a stand alone basis in accordance with GAAP.

                  "Total Revolving Credit Commitments": at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

                  "Transferee": as defined in Section 9.14.

                  "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

                  "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

                  "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

                  1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                  (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in
Section 1.1 and accounting terms partly defined in

Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP and SAP, as the case may be.

                  (c) References herein to particular pages, columns, lines or sections of any Person's Annual Statement shall be deemed, where appropriate, to be references to the corresponding page, column, line or section of such Person's Quarterly Statement, or if no such corresponding page, column, line or section exists or if any report form changes, then to the corresponding item referenced thereby. In the event the pages, columns, lines or sections of the Annual Statement referenced herein are changed or renumbered from the pages, columns, lines and sections applicable to the Annual Statement of the Borrower for 2002, all such references shall be deemed references to such page, column, line or section as so renumbered or changed.

                  (d) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  (f)      All calculations of financial ratios set forth in
Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

                  2.1 Term Loan Commitments. Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans (each, a "Term Loan") to the Borrower on the Closing Date in an amount for each Term Loan Lender not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

                  2.2 Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date. The Term Loans made on the Closing Date shall initially be Base Rate Loans, and no Term Loan may be converted into a Eurodollar Loan having an Interest Period in excess of one month prior to the date which is 30 days after the Closing Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.

The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

                  2.3 Repayment of Term Loans. The Term Loan of each Term Loan Lender shall mature in 28 consecutive quarterly installments, commencing on September 30, 2003, each of which shall be in an amount equal to such Lender's Term Loan Percentage multiplied by the amount set forth below opposite such installment payment date:

    Installment         Amount
    -----------         ------
September 30, 2003   $ 2,250,000
December 31, 2003    $ 2,250,000
March 31, 2004       $ 2,250,000
June 30, 2004        $ 2,250,000
September 30, 2004   $ 2,250,000
December 31, 2004    $ 2,250,000
March 31, 2005       $ 2,250,000
June 30, 2005        $ 2,250,000
September 30, 2005   $ 3,375,000
December 31, 2005    $ 3,375,000
March 31, 2006       $ 3,375,000
June 30, 2006        $ 3,375,000
September 30, 2006   $ 4,500,000
December 31, 2006    $ 4,500,000
March 31, 2007       $ 4,500,000
June 30, 2007        $ 4,500,000
September 30, 2007   $ 7,875,000
December 31, 2007    $ 7,875,000
March 31, 2008       $ 7,875,000
June 30, 2008        $ 7,875,000
September 30, 2008   $11,250,000
December 31, 2008    $11,250,000
March 31, 2009       $11,250,000
June 30, 2009        $11,250,000
September 30, 2009   $18,500,000
December 31, 2009    $18,500,000
March 31, 2010       $18,500,000
June 30, 2010        $18,500,000

                  2.4 Revolving Credit Facility. (a) If at any time prior to June 30, 2008, the Borrower desires to add the Revolving Credit Facility, it shall notify the Administrative Agent in writing (such notice, the "Revolving Credit Facility Notice") of the amount (the "Revolving Credit Offered Amount") of the proposed Total Revolving Credit Commitments. The Revolving Credit Offered Amount (x) shall be not less than $10,000,000 and not greater than $20,000,000 and (y) shall not mature or have any mandatory commitment reductions prior to June 30, 2010 other than as set forth in Section 2.9 as in effect on the Closing Date. The Borrower may, at its election (i) offer one or more of the Lenders the opportunity to provide all or a portion of the Revolving Credit Commitments and/or (ii) offer one or more additional banks, financial institutions or other entities the opportunity to provide all or a portion of the Revolving Credit Commitment. The Revolving Credit Facility Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrower desires to provide the Revolving Credit Offered Amount. The Borrower will notify such Lenders and/or other banks, financial institutions or other entities of such offer.

                  (b) The applicable terms and conditions of the Revolving Credit Facility shall be as set forth herein and include the additional terms and conditions provided for in a Revolving Credit Supplement executed by the Borrower, the Arrangers, the Administrative Agent and each entity that pursuant thereto is becoming a Revolving Credit Lender. From and after the effectiveness of the Revolving Credit Supplement, each Revolving Credit Lender shall make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender not exceeding the amount of such Lender's Revolving Credit Commitment. The Revolving Credit Supplement shall set forth conditions precedent to the availability of the Revolving Credit Facility, which conditions shall in any event include (A) the absence of any Default or Event of Default, (B) receipt by the Administrative Agent of a legal opinion of counsel to the Borrower, in form and substance satisfactory to the Administrative Agent, covering such matters as are customary for transactions of this type and such other matters as may be reasonably requested by the Administrative Agent and (C) receipt by the Administrative Agent of certified copies of resolutions of each Loan Party, in form and substance satisfactory to the Administrative Agent, authorizing the Revolving Credit Facility.

                  (c) Any Lender or other entity which accepts an offer to it by the Borrower to provide a Revolving Credit Commitment pursuant to Section 2.4(a) shall, in each case, evidence such acceptance by becoming a party to the Revolving Credit Supplement, whereupon such Lender or other entity shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Credit Commitment.

                  (d)      Notwithstanding anything to the contrary in this
Section 2.4, (i) in no event shall any transaction effected pursuant to this
Section 2.4 cause the sum of Total Revolving Credit Commitments and Term Loan Commitments to exceed $220,000,000, (ii) no Lender shall have any obligation to provide a Revolving Credit Commitment unless it agrees to do so in its sole discretion and (iii) the Revolving Credit Supplement shall not require the consent of any Agent or Lender other than the entities which are providing a Revolving Credit Commitment.

                  2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7) and (ii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in
Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.12.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                  (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

                  (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

                  (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1 or F-2, respectively (a "Term Note" or "Revolving Credit Note," respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

                  2.6 Fees. (a) The Borrower agrees to pay to the Syndication Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Syndication Agent.

                  (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

                  (c) The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Credit Lender, commitment fees in such amounts and payable on such dates as shall be set forth in the Revolving Credit Supplement.

                  2.7 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate outstanding principal amount of Revolving Credit Loans would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

                  2.8 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

                  2.9 Mandatory Prepayments and Commitment Reductions. (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Capital Stock shall be issued by the Borrower (other than Capital Stock issued in connection with any employee benefit plan), then on the date of such issuance, the Term Loans shall be prepaid, and/or the Revolving Credit Commitments shall be reduced, by an amount equal to the amount of 50% of the Net Cash Proceeds of such issuance, as set forth in Section 2.9(d). The provisions of this Section do not constitute a consent to the issuance of any equity securities by any entity whose equity securities are pledged pursuant to the Guarantee and Collateral Agreement by the Borrower or any of its Subsidiary Guarantors.

                  (b) Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Borrower or any of its Subsidiary Guarantors (excluding any Indebtedness incurred in accordance with Sections 6.2(a), (b), (c), (d), (e) and (f) as in effect on the date of this Agreement), then on the date of such incurrence, the Term Loans shall be prepaid and/or the Revolving Credit Commitments shall be reduced, by an amount equal to the Net Cash Proceeds of such incurrence, as set forth in Section 2.9(d). The provisions of this Section do not constitute a consent to the incurrence of Indebtedness by the Borrower or any of its Subsidiaries.

                  (c) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any Subsidiary Guarantor shall receive Net Cash Proceeds from any Asset Sale, Purchase Price Refund or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, on the date of receipt by the Borrower or such Subsidiary Guarantor of such Net Cash Proceeds, the Term Loans shall be prepaid, and/or the Revolving Credit

Commitments shall be reduced, by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.9(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $1,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date the Term Loans shall be prepaid, and/or the Revolving Credit Commitments shall be reduced, by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.9(d). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5.

                  (d) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section shall be applied, first, to the prepayment of the Term Loans and, second, to reduce permanently the Revolving Credit Commitments, if any; provided, that the Revolving Credit Supplement may set forth an amount below which the Total Revolving Credit Commitment shall not be required to be reduced pursuant to this Section 2.9. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans to the extent, if any, that the aggregate outstanding principal amount of Revolving Credit Loans exceeds the amount of the Total Revolving Credit Commitments as so reduced.

                  2.10 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                  (b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph, such Loans shall be automatically continued as Eurodollar Loans with an Interest Period ending one month after the expiration of the then current Interest Period or (ii) if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                  2.11 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

                  2.12 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

                  (b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

                  (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Term Loan Facility until the effective date of the Revolving Credit Supplement, and thereafter, the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

                  (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

                  2.13 Computation of Interest and Fees. (a) Interest, fees, commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

                  (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

                  2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                  (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                  (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

                  2.15 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.

                  (b) Each payment (including each prepayment) on account of principal or interest on the Term Loans outstanding under the Term Loan Facility shall be allocated among the Term Loan Lenders pro rata based on the principal amount of Term Loans held by the Term Loan Lenders. Each prepayment of principal in respect of the Term Loans shall be applied to the installments of the Term Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts prepaid on account of the Term Loans may not be reborrowed.

                  (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.

                  (d) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

                  (e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

                  (f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

                  (g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the

Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

                  2.16 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                  (iii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

                  (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

                  (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  2.17 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

                  (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

                  (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

                  2.18 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  2.19 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.18.

                  2.20 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16, 2.17(a) or 2.19 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16, 2.17(a) or 2.19.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES

                  To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to each Agent and each Lender that:

                  3.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of (x) the Borrower and its consolidated Subsidiaries and (y) the Borrower (which pro forma balance sheet accounts for the Borrower's Subsidiaries using the equity method of accounting), in each case, as at March 31, 2003 (including the notes thereto) (collectively, the "Pro Forma Balance Sheets"), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and
(ii) the payment of fees and
expenses in connection with the foregoing. Each Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of (x) Borrower and its consolidated Subsidiaries or (y) the Borrower, as the case may be, in each case as at March 31, 2003 and assuming that the events specified in the preceding sentence had actually occurred at such date.

                  (b) The (x) (i) audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2001 and December 31, 2002 and (ii) the statement of assets (excluding investments) and liabilities to be transferred of the Personal Lines Business of Great American Insurance Company (the "Assumed Agency Business") as of December 31, 2001 and December 31, 2002, reported on by and accompanied by unqualified reports from Ernst & Young LLP, present fairly the financial condition of the Borrower and its consolidated Subsidiaries and the Assumed Agency Business, as the case may be, as at such dates, and the respective results of operations and cash flows for the respective fiscal years then ended, and (y) unaudited Annual Statement of each of the Insurance Subsidiaries as at December 31, 2001 and December 31, 2002, presents fairly the financial condition of such Insurance Subsidiary as at such dates, and for each of the fiscal years then ended, and the respective results of operations and cash flows for the respective fiscal years then ended. The (i) unaudited interim consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2003, and the related unaudited statements of income and cash flows for the three-month period ended on such date present fairly the financial condition of the Borrower and its consolidated Subsidiaries, as at such date, and the results of operations and cash flows for the three-month period then ended (subject to normal year-end audit adjustments), and (ii) the unaudited Quarterly Statement of each of the Insurance Subsidiaries as at, and for the fiscal quarter ended, March 31, 2003, presents fairly the financial condition of such Insurance Subsidiary, as at such date, and the respective results of operations and cash flows for the three-month period then ended (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except (i) as approved by the aforementioned firm of accountants and disclosed therein and (ii) with respect to the financial statements of the Borrower's Insurance Subsidiaries, which were prepared in accordance with SAP). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2002 to and including the date hereof, and except as completed in connection with the Borrower's initial public offering of common stock and described in the Borrower's prospectus dated February 12, 2003 relating to such initial public offering, there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or Property.

                  3.2 No Change. Since December 31, 2002 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

                  3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to cause a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.18. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

                  3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

                  3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  3.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 6.3.

                  3.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except where the failure to own or license such Intellectual Property would not be reasonably expected to cause a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

                  3.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed after giving effect to any valid extensions of time in which to make such filings and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP or SAP, as applicable, have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

                  3.11 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

                  3.12 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

                  3.13 Investment Company Act; Other Regulations. No Loan Party is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

                  3.14 Subsidiaries. (a) The Subsidiaries listed on Schedule 3.14(a) constitute all the Subsidiaries of the Borrower at the date hereof.
Schedule 3.14(a) sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party and whether such Subsidiary is an Insurance Subsidiary.

                  (b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than restricted stock, stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 3.14(b).

                  3.15 Use of Proceeds. Approximately $55,000,000 of the proceeds of the Term Loans shall be used repay the AFG Promissory Note plus any accrued and unpaid interest thereon; and approximately $115,000,000 of the proceeds of the Term Loans shall be used to make investments in certain of the Borrower's insurance subsidiaries and to pay fees and expenses. The remaining proceeds of the Term Loans and proceeds of the Revolving Credit Loans, if any, shall be used for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business.

                  3.16 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

                  (a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any

Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

                  (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower's or any of its Subsidiaries' continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

                  (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

                  (d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

                  (e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

                  (f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

                  (g) It is understood that this Section 3.16 does not apply to claims made pursuant to policies for which the Borrower or any of its Subsidiaries is or is asserted to be responsible, issued pursuant to the insurance business of the Borrower and/or its Insurance Subsidiaries or to the settlement of any such claims.

                  3.17 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

                  3.18 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.18-1 (which financing statements have been duly completed and delivered to the Administrative Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed (all of which filings have been duly completed), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3). Schedule 3.18-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC termination statements, signed by the relevant secured party, if applicable, in respect of each UCC Financing Statement listed in Schedule 3.18-2.

                  3.19 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

                  3.20 Insurance Regulatory Matters. No License of any Insurance Subsidiary is the subject of a proceeding for suspension or revocation. To the knowledge of the Borrower, there is no basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

                         SECTION 4. CONDITIONS PRECEDENT

                  4.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make its Term Loan on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such Term Loan on the Closing Date, of the following conditions precedent:

                  (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor, and (iii) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

                  (b) Pro Forma Balance Sheet; Financial Statements. The Lenders and the Administrative Agent shall have received (i) the Pro Forma Balance Sheets and (ii) the financial statements described in Section 3.1(b); and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the financial condition of the Borrower and its consolidated Subsidiaries, the Borrower or the Insurance Subsidiaries, as the case may be, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

                  (c) Approvals. All governmental and third party approvals necessary in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect.

                  (d) Repayment of AFG Promissory Note. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the AFG Promissory Note shall be simultaneously paid in full with the proceeds of the Term Loans.

                  (e) Fees. The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

                  (f) Business Plan. The Lenders shall have received a satisfactory business plan for fiscal years 2003-2010 which shall include quarterly projections through the end of the 2004 fiscal year and annual projections for each fiscal year thereafter, in each case, with separate (i) consolidated projections for the Borrower and its Subsidiaries and (ii) parent-only projections for the Borrower (which shall account for the Borrower's Subsidiaries using the equity method of accounting), and a satisfactory written analysis of the business and prospects of the Borrower and its Subsidiaries for the period from the Closing Date through June 30, 2011.

                  (g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 6.3.

                  (h) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

                  (i) Legal Opinions. The Administrative Agent shall have received the legal opinion of Keating, Muething & Klekamp, P.L.L., counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                  (j) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

                  (k) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

                  (l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

                  (m) Credit Rating. The Agents shall have received satisfactory evidence that the Borrower has obtained a debt rating for the Facilities from each of S&P and Moody's.

                  (n) Minimum Capital and Surplus. The combined Capital and Surplus of the Insurance Subsidiaries shall not be less than $324,500,000.

                  4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it hereunder on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

                  (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

                  (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

                  Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing that the conditions contained in this Section 4.2 have been satisfied.

                        SECTION 5. AFFIRMATIVE COVENANTS

                  The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

                  5.1      Financial Statements. Furnish to each Agent and each
Lender:

                  (a) (i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of (A) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing and (B) the unaudited balance sheet of the Borrower as at the end of such year and the related unaudited statements of cash income and cash flow for such year (in each case, which account for the Borrower's Subsidiaries using the equity method of accounting), setting forth in each case in comparative form the figures as of the end of and for the previous year; and

                  (ii) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, (A) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter and
(B) the unaudited balance sheet of the Borrower as at the end of such quarter and the related unaudited statements of cash income and cash flow for such quarter (in each case, which account for the Borrower's Subsidiaries using the equity method of accounting), setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                  (b) To the extent such a report is required by law to be prepared, as soon as available but not later than 85 days after the end of each fiscal year of each Insurance Subsidiary, copies of the unaudited Annual Statement of such Insurance Subsidiary, certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and, if required by the applicable Governmental Authority, audited and certified by independent certified public accountants of recognized national standing (it being understood that 150 days shall be allowed for delivery of audited statements);

                  (c) To the extent such a report is required by law to be prepared, as soon as available but not later than 122 days after the end of each fiscal year of the Borrower, copies of the consolidated unaudited Annual Statement of the Insurance Subsidiaries, certified by a Responsible Officer of the Borrower, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and, if required by the applicable Governmental Authority, audited and certified by independent certified public accountants of recognized national standing (it being understood that 150 days shall be allowed for delivery of audited statements);

                  (d) as soon as available but not later than 70 days after the end of each of the first three fiscal quarters of each fiscal year of each Insurance Subsidiary, copies of the Quarterly Statement of each of the Insurance Subsidiaries, certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied through the period reflected herein;

                  (e) within 15 days after being delivered to any Insurance Subsidiary, any final Report on Examination issued by the applicable Department or the NAIC that results in material adjustments to the financial statements referred to in paragraph (b) above; and

                  (f) within 100 days after the end of each fiscal year of each Insurance Subsidiary, a copy of the "Statement of Actuarial Opinion" and "Management Discussion and Analysis" for each such Insurance Subsidiary which is provided to the applicable Department (or equivalent information should such Department no longer require such a statement) as to the adequacy of loss reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the state of domicile of such Insurance Subsidiary.

                  5.2 Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (e), to the relevant Lender:

                  (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a)(i) (and, if such financial statements are audited, Section 5.1(b)), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

                  (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

                  (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow (cash flow to be prepared for the Borrower and its Insurance Subsidiaries using the equity method of accounting), projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

                  (d) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

                  (e) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                  5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

                  5.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  5.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies (not affiliated with the Borrower) insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

                  5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or SAP, if applicable) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

                  5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

                  (a)      the occurrence of any Default or Event of Default;

                  (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                  (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) (other than claims-related litigation involving an Insurance Subsidiary) in which the amount involved is $2,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought and
(ii) any claims-related litigation affecting any Insurance Subsidiary in which the exposure (net of reinsurance arrangements) of any Insurance Subsidiary is $2,000,000 or more and for which it reasonably could be expected that liability would result;

                  (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

                  (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

                  5.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

                  (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

                  5.9 Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

                  5.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by the Borrower or any of the Subsidiary Guarantors (other than (x) any Property described in paragraph (b) or paragraph (c) of this Section and (y) any Property subject to a Lien expressly permitted by Section 6.3(g) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

                  (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by the Borrower or any of the Subsidiary Guarantors (other than any such real property subject to a Lien expressly permitted by Section 6.3(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and
(iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                  (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or an Excluded Insurance Subsidiary) created or acquired after the Closing Date by the Borrower or any of the Subsidiary Guarantors (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or an Excluded Insurance Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of the Subsidiary Guarantors, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary Guarantor, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                  (d) With respect to any new Excluded Foreign Subsidiary or Excluded Insurance Subsidiary created or acquired after the Closing Date by the Borrower or any of the Subsidiary Guarantors, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of the Subsidiary Guarantors, (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary Guarantor, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                  5.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary Guarantor which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiary Guarantors for such governmental consent, approval, recording, qualification or authorization.

                         SECTION 6. NEGATIVE COVENANTS

                  The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                  6.1      Financial Condition Covenants.

                  (a) Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending on any date to be less than 3.50 to 1.00; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending September 30, 2003, December 31, 2003 and March 31, 2004, Cash Interest Expense for the relevant period shall be deemed to equal Cash Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

                  (b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending on any date during any period set forth below to be less than the ratio set forth below opposite such period:

                                                      Fixed Charge
               Period                                Coverage Ratio
               ------                                --------------
Closing Date to December 31, 2007                       1.25:1.00
January 1, 2008 and thereafter                          1.10:1.00

; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending September 30, 2003, December 31, 2003 and March 31, 2004, Fixed Charges for the relevant period shall be deemed to equal Fixed Charges for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing
Date) multiplied by 4, 2 and 4/3, respectively.

                  (c) Leverage Ratio. Permit the Leverage Ratio as at the end of any fiscal quarter of the Borrower set forth below to exceed the ratio set forth below opposite such fiscal quarter:

                                                       Leverage
      Fiscal Quarter Ended                               Ratio
      --------------------                               -----
Closing Date to March 31, 2006                            40%
April 1, 2006 and thereafter                              35%

                  (d) Maintenance of Net Worth. Permit Consolidated Net Worth on any date to be less than the sum of (without duplication) (i) $320,391,400, (ii) 100% of the Net Cash Proceeds of the issuance or sale of equity securities by the Borrower consummated after the Closing Date and (iii) 85% of positive Consolidated Net Income of the Borrower for each fiscal quarter ending after the Closing Date and on or prior to such date of determination, minus 100% of cash distributions and dividends paid, or shares repurchased, by the Borrower after the Closing Date and on or prior to such date of determination, as permitted by Section 6.6.

                  (e) Maintenance of Capital and Surplus. Permit the combined Capital and Surplus of the Insurance Subsidiaries on any date of determination thereof to be less than the sum of (without duplication) (i) $369,325,000, (ii) 100% of the Net Cash Proceeds of the issuance or sale of equity securities by the Insurance Subsidiaries to the Borrower consummated after the Closing Date or any capital contribution made by the Borrower to the Insurance Subsidiaries after the Closing Date and (iii) 85% of positive combined Consolidated Net Income of the Insurance Subsidiaries for each fiscal quarter ending after the Closing Date and on or prior to such date of determination, minus 100% of cash distributions and dividends paid by the Insurance Subsidiaries after the Closing Date and on or prior to such date of determination.

                  (f) Risk Based Capital Ratio. Permit the Risk Based Capital Ratio of any Insurance Subsidiary at the end of any fiscal year of any such Insurance Subsidiary to be less than 400%.

                  6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                  (a) Indebtedness of any Loan Party pursuant to any Loan Document;

                  (b)      Indebtedness of (i) the Borrower to any Subsidiary,
(ii) of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary and (iii) any Insurance Subsidiary to any other Insurance Subsidiary;

                  (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

                  (d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

                  (e) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

                  (f) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $15,000,000 at any one time outstanding; and

                  (g) unsecured Indebtedness of the Borrower incurred to refinance a portion of the Facilities, provided that, (i) such Indebtedness shall not mature or have any mandatory amortization prior to the date which is six months after the Maturity Date, (ii) such Indebtedness is incurred pursuant to documentation containing terms and conditions satisfactory to the Agents,
(iii) immediately prior to and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing and (iv) the Net Cash Proceeds of such Indebtedness are applied pursuant to Section 2.9(b).

                  6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

                  (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

                  (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

                  (f)      Liens in existence on the date hereof listed on
Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                  (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 6.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the

Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

                  (h)      Liens created pursuant to the Security Documents;

                  (i) Liens on cash and Cash Equivalents, in an aggregate amount not exceeding $7,000,000 at any time, securing obligations of the Borrower or any of its Subsidiaries under Specified Hedge Agreements; and

                  (j) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased.

                  6.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

                  (a) any Non-Insurance Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that (i) the Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 5.10 in connection therewith);

                  (b) any Non-Insurance Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor; and

                  (c) any Insurance Subsidiary may be merged or consolidated with or into, and may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Insurance Subsidiary.

                  6.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

                  (a) the Disposition of obsolete or worn out property in the ordinary course of business;

                  (b)      Dispositions permitted by Section 6.4(b) or (c);

                  (c) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Subsidiary Guarantor;

                  (d) the Disposition for fair value of cash, Cash Equivalents or investments made pursuant to Section 6.8(b);

                  (e) the sale or issuance or contribution of any Insurance Subsidiary's Capital Stock to any other Insurance Subsidiary;

                  (f) the Disposition by any Insurance Subsidiary in the ordinary course of business of assets held in its investment portfolio;

                  (g) the Disposition of other assets having a fair market value not to exceed $2,500,000 in the aggregate for any fiscal year of the Borrower and the sale of real property located at 4100 Harry Hines Boulevard, Dallas, Texas, provided, that the requirements of Section 2.9(c) are complied with in connection therewith; and

                  (h) any Recovery Event, provided, that the requirements of Section 2.9(c) are complied with in connection therewith.

                  6.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, "Restricted Payments"), except that:

                  (a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor, and any Insurance Subsidiary may make Restricted Payments to any other Insurance Subsidiary;

                  (b) the Borrower may make Restricted Payments in the form of common stock of the Borrower;

                  (c) the Borrower may purchase the Borrower's common stock or common stock options from present or former officers or employers of the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employer, provided, that the aggregate amount of payments under this paragraph subsequent to the date hereof (net of any proceeds received by the Borrower subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $3,500,000; and

                  (d) the Borrower may make Restricted Payments to the holders of its common stock in an amount not to exceed $10,000,000 during any fiscal year of the Borrower.

                  6.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure (a) except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $10,000,000 during any fiscal year of the Borrower; provided that (i) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

                  6.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

                  (a) extensions of trade credit in the ordinary course of business;

                  (b) investments in Cash Equivalents or any other investment by the Borrower or any Non-Insurance Subsidiary in assets in which the Insurance Subsidiaries could invest consistent with applicable investment guidelines;

                  (c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 6.2(b) and (e);

                  (d) loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Subsidiaries of the Borrower not to exceed $1,000,000 at any one time outstanding;

                  (e) Investments in assets useful in the Borrower's business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

                  (f) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

                  (g) Investments in, and additional capital contributions to, Insurance Subsidiaries of the Borrower by the Borrower and the Subsidiaries;

                  (h) Investments by any Insurance Subsidiary in the ordinary course of business in investment portfolio investments; and

                  (i) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement, provided that, any amount utilized to make an Investment pursuant to this Section 6.8(i) shall be reduced by the amount of any net cash proceeds received by the Borrower or any of its Subsidiaries upon the Disposition of such Investment or upon the repayment of any loan or advance constituting such Investment and, provided further, that any such reduction shall not exceed the original amount of the related Investment.

                  6.9 Limitation on Modifications of Articles of Incorporation. Amend its articles of incorporation in any manner reasonably determined by the Administrative Agent to be adverse to the Lenders.

                  6.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

                  6.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

                  6.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

                  6.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

                  6.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) any Insurance Regulation.

                  6.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

                  6.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, in respect of changes in interest rates or foreign exchange rates.

                          SECTION 7. EVENTS OF DEFAULT

                  If any of the following events shall occur and be continuing:

                  (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

                  (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

                  (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6, or in Section 5 of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

                  (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after (i) the date of notice of such default to the Borrower from the Administrative Agent or
(ii) the date on which a Responsible Officer knew or should have known of such default; or

                  (e) the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to or mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

                  (f) (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (g) any Person shall engage in (i) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

                  (h) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

                  (i) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

                  (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.15, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

                  (k)      any Change of Control shall occur; or

                  (l) (i) any Insurance Subsidiary shall fail to comply with any material term or provision of any Insurance Regulations pertaining to fiscal soundness, solvency or financial condition; or (ii) an Insurance Regulator shall assert in writing that it is taking administrative action against any Insurance Subsidiary to revoke or modify any contract of insurance, license, permit, certification, authorization, accreditation or charter or to enforce the fiscal soundness, solvency or financial provisions or requirements of any Insurance Regulations against any Insurance Subsidiary and such Insurance Subsidiary shall have been unable to cause such Insurance Regulator to withdraw such written notice within five Business Days following receipt of such written notice by such Insurance Subsidiary;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments, if any, to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

                             SECTION 8. THE AGENTS

                  8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

                  8.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                  8.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                  8.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.6 and all actions required by such
Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan

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                                                                              57

Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                  8.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                  8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                  8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and

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                                                                              58

the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

                  8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

                  8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent's resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

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                                                                              59

                  8.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 9.15.

                  8.11 The Arrangers; the Syndication Agent. Neither the Arrangers nor the Syndication Agent, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

                            SECTION 9. MISCELLANEOUS

                  9.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this
Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

                  (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, amend the definition of "Interest Period" to provide for periods in excess of six months or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

                  (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;

                  (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 4.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be

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                                                                              60

                           made) without the consent of any Majority Revolving Credit Facility Lenders;

                  (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

                  (v) amend, modify or waive any provision of Section 8 without the consent of any Agent directly affected thereby;

                  (vi) amend, modify or waive any provision of Section 2.15 without the consent of each Lender directly affected thereby; or

                  (vii) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.6 without the consent of each Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

                  For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the "Additional Extensions of Credit") to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Loans and the accrued interest and fees in respect thereof and
(y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders and Majority Revolving Facility Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share with preference to the Loans in the application of mandatory prepayments without the consent of the Required Prepayment Lenders.

                  9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy

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                                                                              61

notice, when received, addressed (a) in the case of the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum or New Lender Supplement to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

          The Borrower:               Infinity Property and Casualty Corporation
                                      2204 Lakeshore Drive
                                      Birmingham, Alabama 35209
                                      Attention: Samuel J. Simon
                                      Telecopy: (205) 803-8080
                                      Telephone: (205) 803-8187

          The Syndication Agent:      Bear Stearns Corporate Lending Inc.
                                      383 Madison Avenue
                                      New York, NY 10179
                                      Attention: Patrick Marsh
                                      Telecopy: (212) 272-5446
                                      Telephone: (212) 272-7959

          The Administrative Agent:   Lehman Commercial Paper Inc.
                                      745 Seventh Avenue, 19th Floor
                                      New York, NY 10019
                                      Attention: Andrew Keith
                                      Telecopy: (646) 758-4656
                                      Telephone: (212) 526-4059

provided that any notice, request or demand to or upon the any Agent, or any Lender shall not be effective until received.

                  9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

                  9.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all their reasonable out-of-pocket costs and expenses

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                                                                              62

incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an "Indemnitee") for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to Samuel J. Simon (Telephone No. (205) 803-8187) (Fax No. (205) 803-8080), at the address of the Borrower set

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                                                                              63

forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

                  9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

                  (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section
9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                  (c) Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrower and the Agents (which, in each case, shall not be unreasonably withheld or delayed) (provided (x) that no such consent need be obtained by the Agents or their affiliates and (y) the consent of the Borrower need not be obtained with respect to any assignment of Term

Loans), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Borrower or the Agents is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof or any Related
Fund) shall be in an aggregate principal amount of less than, with respect to the Term Loans, $1,000,000, and, with respect to the Revolving Credit Loans, the amount set forth in the Revolving Credit Supplement, and, after giving effect thereto, the related Assignor shall have Commitments and Loans aggregating at least $1,000,000, in the case of the Term Loan Facility, and, the amount set forth in the Revolving Credit Supplement, in the case of the Revolving Credit Facility (other than in the case of an assignment to a Related Fund or of all of a Lender's interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.16, 2.17 and 9.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

                  (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked "canceled." The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice. If any amendment or waiver relating to this Agreement or any other Loan Document is pending, at the

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                                                                              65

request of any Lender, the Administrative Agent shall provide such Lender with a list of the names of all the Lenders.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment (by the Assignor or the Assignee, as agreed between them) to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Lehman Entity or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or Term Note, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or Term Note, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loan, as the case may be, upon request, a new Revolving Credit Note and/or Term Note, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or Term Loan, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

                  (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                  (g) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not

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                                                                              66

institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower's consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

                  9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                  (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                  9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an

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                                                                              67

executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                  9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                  9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                  (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

                  9.13 Acknowledgments. The Borrower hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrower and the Lenders.

                  9.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding,
(h) that has been publicly disclosed other than in breach of this Section, (i) to the NAIC or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party's U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

                  9.15     Release of Collateral and Guarantee Obligations.

                  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property

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                                                                              69

permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

                  (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

                  (c) Upon the Borrower's request, the Administrative Agent will release any security interest created pursuant to the Guarantee and Collateral Agreement in any cash or Cash Equivalents on which a Lien is to be created pursuant Section 6.4(i).

                  9.16 Accounting Changes. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. "Accounting Change" refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, applicable Insurance Regulators, the NAIC or, if applicable, the SEC.

                  9.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

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                                                                              70

                  9.18 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                      INFINITY PROPERTY AND CASUALTY
                                      CORPORATION

                                      By: ______________________________________
                                          Name:
                                          Title:

                                      BEAR, STEARNS & CO. INC., as Arranger

                                      By: ______________________________________
                                          Name:
                                          Title:

                                      LEHMAN BROTHERS INC., as Arranger

                                      By: ______________________________________
                                          Name:
                                          Title:

                                      BEAR STEARNS CORPORATE LENDING INC.,
                                      as Syndication Agent

                                      By: ______________________________________
                                          Name:
                                          Title:

                                      LEHMAN COMMERCIAL PAPER INC., as
                                      Administrative Agent

                                      By: ______________________________________
                                          Name:
                                          Title:

                                                                    SCHEDULE 3.4

                  CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

                                                                   SCHEDULE 3.14

                                  SUBSIDIARIES

                                                                 SCHEDULE 3.18-1

                            UCC FILING JURISDICTIONS

            Loan Party                                 Filing Office

                  [Borrower to list name of each Loan Party which is a party to any Security Document and each filing office in which a UCC financing statement must be filed in respect of such Loan Party and its collateral]

                                                                 SCHEDULE 3.18-2

                    UCC FINANCING STATEMENTS TO BE TERMINATED

                                                                 SCHEDULE 6.2(d)

                              EXISTING INDEBTEDNESS

                                                                 SCHEDULE 6.3(f)

                                 EXISTING LIENS